Yadkin Financial Corporation Announces Second Quarter 2013 Results; Continued Solid Profitability

Second Quarter Highlights:

•	Net income available to common shareholders for the second quarter of 2013 was $4.2 million, or $0.30 per diluted share.

•	The average net interest margin for the quarter was 3.90%, an increase of 33 basis points compared to the prior quarter.

•	Total loan balances increased $10.5 million compared to the prior quarter - our first quarterly increase in more than 2 years.

•	Net interest income increased $1.1 million compared to the prior quarter due primarily to decreased deposit interest expense.

•	The Company successfully completed its rebranding initiative and the 1-for-3 reverse stock split during the second quarter.

Elkin, NC - July 25, 2013 - Yadkin Financial Corporation (NASDAQ: YDKN), the holding company for Yadkin Bank, announced today financial results for the second quarter ended June 30, 2013. Net income available to common shareholders for the quarter was $4.2 million, or $0.30 per diluted share, compared to net income of $4.2 million, or $0.30 per diluted share, in the first quarter of 2013, and net income of $10.2 million, or $1.57 per diluted share, in the second quarter of 2012.

Joe Towell, President and CEO of Yadkin Financial, commented, “I'm very pleased to report another quarter of solid performance. Our main area of focus in 2013 is solid profitability, and we have delivered on that goal through the first half of the year. We are also maintaining our clean credit profile, which is key to delivering core earnings. Our net interest margin expanded nicely this quarter, as we continue to drive net interest income through loan growth and improving our deposit mix.

During the second quarter, the Company hit several major milestones: we completed our rebranding initiative, with all divisions of the Company now operating under the Yadkin name; we effected our 1-for-3 reverse stock split; and we were included in the Russell 2000® Small Cap Index. Those items, along with $4.2 million in net income, add up to a very positive quarter and yet another important pillar in the strength of the Yadkin story. Our performance continues to produce strong results, and our Board, management team, and employees are focused on the future. We are looking forward to continued success throughout the second half of 2013."

Second Quarter 2013 Financial Highlights

Asset Quality

The Bank's key asset quality metrics continue to be strong as we maintain a clean credit profile. First, our adversely classified items to Tier 1 capital and loan loss reserve ratio has continued to decrease, down to 22.34% at the end of the second quarter. Our nonperforming loans decreased $4.0 million compared to the prior quarter, to $19.7 million.

In addition, nonperforming loans to total loans ratio decreased to 1.47% at June 30, 2013, compared to 1.79% at March 31, 2013.

	Nonperforming Loan Analysis
	(Dollars in thousands)
	June 30, 2013		March 31, 2013
Loan Type	Outstanding Balance	% of Total Loans	Outstanding Balance	% of Total Loans
Construction/land development	$3,545	0.27%	$5,290	0.40%
Residential construction	553	0.04%	2,284	0.17%
HELOC	2,003	0.15%	2,005	0.15%
1-4 family residential	2,749	0.21%	3,027	0.23%
Commercial real estate	7,739	0.58%	8,040	0.61%
Commercial & industrial	2,743	0.21%	2,756	0.21%
Consumer & other	366	0.03%	310	0.02%
Total	$19,698	1.47%	$23,712	1.79%

Other real estate owned (OREO) totaled $3.8 million at June 30, 2013, a decrease of $1.6 million compared to $5.4 million at March 31, 2013. We sold a large portion of our commercial OREO as part of our accelerated asset disposition plan, and we continue to have success moving our residential properties. Total nonperforming assets at June 30, 2013 were $23.5 million, or 1.30% of total assets, a decrease of $5.7 million from March 31, 2013.

During the second quarter of 2013, the provision for loan losses was $55,000, a decrease of $182,000 from the first quarter of 2013. This decrease is due to the continued clean credit profile of the Company following the completion of the accelerated asset disposition plan. Total net charge-offs for the second quarter of 2013 were $1.6 million, or 0.49% of average loans on an annualized basis.

At June 30, 2013, the allowance for loan losses was $22.9 million, compared to $24.5 million at March 31, 2013. As a percentage of total loans held-for-investment, the allowance for loan losses was 1.74% in the second quarter of 2013, down from 1.88% in the first quarter of 2013. While credit quality has improved, the reserve remains at a conservative level due to continued economic uncertainty and other external factors in our markets. Out of the $22.9 million in total allowance for loan losses at June 30, 2013, the specific allowance for impaired loans accounted for $2.0 million, down from $2.1 million in the first quarter. The remaining general allowance of $20.9 million attributed to unimpaired loans was down from $22.4 million at the end of the first quarter.

Net Interest Income and Net Interest Margin

Net interest income was up $1.1 million quarter over quarter, totaling $16.1 million for the second quarter of 2013. We also experienced a significant increase in our net interest margin. The quarterly average margin increased 33 basis points to 3.90%, up from 3.57% at March 31, 2013. This increase in margin is due primarily to a continued decrease in deposit interest expense.

In the second quarter of 2013, we continued to strategically shift our deposit mix and lower our cost of deposits. Core deposits now represent 61.7% of total deposits, our highest percentage in the last eight quarters, as we focus on core deposit growth. As a result of this strategy, our cost of deposits decreased to 0.55% for the quarter as compared to 0.71% in the first quarter of 2013.

Non-Interest Income

Non-interest income increased $527,000 to $6.2 million compared to $5.7 million in the first quarter of 2013. This increase is due primarily to the increase in service fees this quarter.

Non-Interest Expense

Non-interest expense increased in the second quarter of 2013 to $14.8 million as compared to $13.2 million in the first quarter of 2013. We expect part of this increase to be unique to the second quarter as we recorded many of the budgeted expenses related to our rebranding initiative during the quarter.

Balance Sheet and Capital

Total assets decreased $44.7 million during the second quarter of 2013. However, for the first time in the last two years, we had an increase in total loans, up $10.5 million compared to the prior quarter. The decrease in total deposits of $38.6 million consisted primarily of a reduction in higher cost time deposits. Core deposits increased $25.1 million compared to the prior quarter.

The Company's capital ratios have strengthened and continue to exceed all regulatory requirements. As of June 30, 2013, the Bank's leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio were 10.3%, 12.5%, and 13.7%, respectively. Leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio were 10.6%, 12.8%, and 14.0% respectively, for the holding company as of June 30, 2013. In addition, the Company's tangible common equity to total tangible assets ratio was 8.0% at the end of the second quarter, compared to 7.8% at March 31, 2013. For capital adequacy purposes, leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio must be in excess of 5.0%, 6.0%, and 10.0%, respectively, to be considered well-capitalized.

Conference Call

Yadkin Financial Corporation will host a conference call at 10:00 a.m. EST on Thursday, July 25, 2013 to discuss financial results, business highlights, and outlook. The call may be accessed by dialing 877-359-3650 at least 10 minutes prior to the call. A webcast of the call audio may be accessed at http://www.media-server.com/m/p/bns4u78z. A replay of the call will be available until July 31, 2013 by dialing 855-859-2056 or 404-537-3406 and entering Conference ID 20307852.

####

About Yadkin Financial Corporation
Yadkin Financial Corporation is the holding company for Yadkin Bank, a full-service community bank with 33 branches throughout its two regions in North Carolina and South Carolina. The Western Region serves Avery, Watauga, Ashe, Surry, Wilkes, Yadkin, and Iredell Counties. The Southern Region serves Durham, Orange, Mecklenburg, and Union Counties in North Carolina, and Cherokee and York Counties in South Carolina. The Bank provides mortgage-lending services through its mortgage division, Yadkin Mortgage, headquartered in Greensboro, NC. Securities brokerage services are provided by Yadkin Wealth, Inc., a Bank subsidiary with offices located throughout branch network. Yadkin Financial Corporation's website is www.yadkinbank.com. Yadkin shares are traded on NASDAQ under the symbol YDKN.

SAFE HARBOR

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. Forward looking statements generally include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.  These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those anticipated in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” on pages 44-45 of Yadkin Financial Corporation's quarterly report filed on Form 10-Q with the SEC for the quarter ended June 30, 2013 and in the sections entitled “Risk Factors” in quarterly reports filed on Form 10-Q for the quarters ended March 31, 2013, September 30, 2012, and June 30, 2012, and annual report filed on Form 10-K for the year ended December 31, 2012. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements.

For additional information contact:

Joseph H. Towell
President and Chief Executive Officer
(704) 768-1133
joe.towell@yadkinbank.com

Jan H. Hollar
Executive Vice President and Chief Financial Officer
(704) 768-1161
jan.hollar@yadkinbank.com

Yadkin Financial Corporation
Consolidated Balance Sheets (Unaudited)
	(Amounts in thousands except share and per share data)
	June 30, 2013	March 31, 2013	December 31, 2012 (a)	September 30, 2012	June 30, 2012
Assets:
Cash and due from banks	$28,104	$22,210	$36,125	$26,048	$25,642
Federal funds sold	50	50	50	50	50
Interest-earning deposits with banks	4,654	20,447	102,221	97,124	75,895

U.S. government agencies	16,625	17,232	27,527	32,869	23,058
Mortgage-backed securities	203,173	248,030	230,894	221,806	248,674
State and municipal securities	110,410	115,435	84,567	54,769	66,607
Common and preferred stocks	137	149	132	1,112	1,133
Total investment securities	330,345	380,846	343,120	310,556	339,472

Construction loans	127,564	133,200	131,981	147,408	189,840
Commercial, financial and other loans	186,965	182,268	193,810	190,294	189,245
Residential mortgages	167,784	166,565	140,931	174,728	167,774
Commercial real estate loans	604,667	596,790	617,468	615,733	594,798
Installment loans	32,133	32,037	33,426	34,216	34,177
Revolving 1-4 family loans	195,648	193,404	191,888	196,489	196,547
Total loans	1,314,761	1,304,264	1,309,504	1,358,868	1,372,381
Allowance for loan losses	(22,924)	(24,492)	(25,149)	(27,231)	(28,797)
Net loans	1,291,837	1,279,772	1,284,355	1,331,637	1,343,584
Loans held for sale	22,545	18,461	27,679	24,766	24,867
Accrued interest receivable	6,546	6,502	6,376	6,229	6,512
Bank premises and equipment	42,410	42,454	41,849	41,460	41,547
Foreclosed real estate	3,812	5,449	8,738	22,294	25,573
Non-marketable equity securities at cost	3,473	3,474	4,154	4,155	4,630
Investment in bank-owned life insurance	26,736	26,587	26,433	26,274	26,114
Core deposit intangible	2,301	2,475	2,653	2,914	3,180
Other assets	39,102	37,865	39,685	26,871	28,273
Total assets	$1,801,915	$1,846,592	$1,923,438	$1,920,378	$1,945,339

Liabilities and shareholders' equity:
Deposits:
Non-interest bearing	$252,618	$257,388	$273,896	$256,402	$244,191
NOW, savings and money market accounts	686,438	656,524	624,460	606,220	613,051
Time certificates:
$100 or more	251,168	281,652	316,146	342,356	348,072
Other	332,873	366,095	417,160	446,482	468,049
Total deposits	1,523,097	1,561,659	1,631,662	1,651,460	1,673,363

Borrowings	91,896	99,160	105,136	102,299	99,310
Accrued expenses and other liabilities	12,306	10,922	15,846	11,383	18,087
Total liabilities	1,627,299	1,671,741	1,752,644	1,765,142	1,790,760

Total shareholders' equity	174,616	174,851	170,794	155,236	154,579
Total liabilities and shareholders' equity	$1,801,915	$1,846,592	$1,923,438	$1,920,378	$1,945,339

Period end shares outstanding	14,383,986	14,383,884	14,383,882	6,667,896	6,667,896

(a) Derived from audited consolidated financial statements

Yadkin Financial Corporation
Consolidated Income Statements (Unaudited)
	Three Months Ended
	(Amounts in thousands except share and per share data)
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012

Interest and fees on loans	$16,950	$16,679	$17,338	$17,735	$17,944
Interest on securities	1,686	1,548	1,381	1,674	1,754
Interest on federal funds sold	3	6	8	9	8
Interest-bearing deposits	12	42	66	28	38
Total interest income	18,651	18,275	18,793	19,446	19,744
Time deposits of $100 or more	1,009	1,352	1,346	1,762	1,913
Other deposits	1,112	1,432	2,132	2,018	2,193
Borrowed funds	409	439	570	477	480
Total interest expense	2,530	3,223	4,048	4,257	4,586
Net interest income	16,121	15,052	14,745	15,189	15,158
Provision for loan losses	55	237	31,554	4,251	2,218
Net interest income after provision for loan losses	16,066	14,815	(16,809)	10,938	12,940
Non-interest income:
Service charges on deposit accounts	1,317	1,269	1,398	1,319	1,325
Other service fees	1,401	927	986	857	893
Income on investment in bank owned life insurance	150	153	159	159	157
Mortgage banking activities	2,546	3,288	1,448	1,599	1,674
Gains on sale of securities	272	4	96	1,348	300
Other than temporary impairment of investments	—	(39)	(50)	—	—
Loss on sale of subsidiary	—	(1)	(1,019)	—	—
Loss on sale of loans	—	—	(2,132)	(900)	—
Other	498	56	100	283	57
Total non-interest income	6,184	5,657	986	4,665	4,406
Non-interest expense:
Salaries and employee benefits	7,953	7,389	6,935	6,914	6,354
Occupancy and equipment	1,951	1,815	1,562	1,794	1,790
Printing and supplies	150	163	157	168	151
Data processing	350	395	447	456	453
Communication expense	338	332	354	314	354
Advertising and marketing	433	256	77	103	100
Amortization of core deposit intangible	175	178	260	266	275
FDIC assessment expense	642	592	664	650	659
Attorney fees	178	90	263	311	150
Other professional fees	497	476	736	491	479
Loan collection expense	201	217	569	69	192
(Gain) loss on fixed assets	—	—	153	—	(1)
Net cost of operation of other real estate owned	(174)	(822)	8,136	1,322	2,745
Other	2,149	2,134	2,395	1,934	2,031
Total non-interest expense	14,843	13,215	22,708	14,792	15,732
Income (loss) before income taxes	7,407	7,257	(38,531)	811	1,614
Provision for income taxes (benefit)	2,598	2,608	(14,632)	54	(9,383)
Net income (loss)	4,809	4,649	(23,899)	757	10,997
Preferred stock dividend and amortization of preferred stock discount	590	445	1,419	838	833
Net income (loss) available to common shareholders	$4,219	$4,204	$(25,318)	$(81)	$10,164

Net income (loss) per common share (a)
Basic	$0.30	$0.30	$(3.63)	$(0.01)	$1.57
Diluted	$0.30	$0.30	$(3.63)	$(0.01)	$1.57

Weighted average number of shares outstanding
Basic	14,205,223	14,198,382	6,972,526	6,463,084	6,462,173
Diluted	14,223,604	14,200,424	6,972,526	6,463,084	6,462,173

(a) Net income (loss) per share for prior periods has been adjusted to reflect the 1-for-3 reverse stock split.

Yadkin Financial Corporation
(unaudited)
	At or For the Three Months Ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012

Per Share Data:
Basic Earnings (Loss) per Share (8)	$0.30	$0.30	$(3.63)	$(0.01)	$1.57
Diluted Earnings (Loss) per Share (8)	0.30	0.30	(3.63)	(0.01)	1.57
Book Value per Share (8)	10.17	10.21	9.93	16.08	16.02

Selected Performance Ratios:
Return on Average Assets (annualized)	0.93%	0.91%	(5.15)%	(0.02)%	2.08%
Return on Average Equity (annualized)	9.63%	9.94%	(53.53)%	(0.21)%	26.93%
Net Interest Margin (annualized)(7)	3.90%	3.57%	3.28%	3.37%	3.39%
Net Interest Spread (annualized)(7)	3.76%	3.40%	3.08%	3.19%	3.21%
Non-interest Income as a % of Revenue(6)(7)	27.79%	27.63%	(6.23)%	29.90%	25.40%
Non-interest Income as a % of Average Assets (7)	0.34%	0.30%	0.05%	0.24%	0.23%
Non-interest Expense as a % of Average Assets (7)	0.82%	0.70%	1.17%	0.76%	0.80%

Asset Quality:
Loans 30-89 Days Past Due (000's) (4)	$6,493	$6,060	$14,000	$13,354	$10,321
Loans Over 90 Days Past Due Still Accruing (000's)	—	—	—	—	—
Nonperforming Loans (000's)	19,698	23,712	22,817	57,053	63,305
Other Real Estate Owned (000's)	3,812	5,449	8,738	22,294	25,573
Nonperforming Assets (000's)	23,510	29,161	31,555	79,347	88,878
Accruing/Performing Troubled Debt Restructurings (000's) (5)	9,162	8,579	17,667	13,929	12,596
Nonperforming Loans to Total Loans	1.47%	1.79%	1.71%	4.12%	4.53%
Nonperforming Assets to Total Assets	1.30%	1.58%	1.64%	4.13%	4.57%
Allowance for Loan Losses to Total Loans	1.71%	1.85%	1.88%	1.97%	2.06%
Allowance for Loan Losses to Total Loans Held for Investment	1.74%	1.88%	1.92%	2.00%	2.10%
Allowance for Loan Losses to Nonperforming Loans	116.38%	103.29%	110.22%	47.73%	45.49%
Net Charge-offs/Recoveries to Average Loans (annualized)	0.49%	0.27%	9.74%	1.66%	0.99%

Capital Ratios:
Equity to Total Assets	9.69%	9.47%	8.88%	8.08%	7.95%
Tier 1 Leverage Ratio(1)	10.30%	9.72%	8.92%	8.73%	8.55%
Tier 1 Risk-based Ratio(1)	12.49%	12.23%	11.73%	11.18%	10.89%
Total Risk-based Capital Ratio(1)	13.74%	13.49%	12.99%	12.44%	12.15%

Non-GAAP Disclosures(2):
Tangible Book Value per Share	$10.01	$10.03	$9.75	$15.64	$15.54
Return on Tangible Equity (annualized) (3)	9.76%	10.09%	(54.34)%	(0.21)%	27.54%
Tangible Common Equity to Tangible Assets (3)	8.00%	7.83%	7.30%	5.44%	5.33%
Efficiency Ratio (7)	66.55%	66.40%	88.62%	66.46%	65.63%
Notes:

(1)
Tier 1 leverage, Tier 1 risk-based, and Total risk-based ratios are ratios for the bank, Yadkin Bank as reported on Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only - FFIEC 041

(2)
Management uses these non-GAAP financial measures because it believes it is useful for evaluating our operations and performance over periods of time, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP financial measures provides users of our financial information with a meaningful measure for assessing our financial results and credit trends, as well as comparison to financial results for prior periods. These non-GAAP financial measures should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled financial measures used by other companies.

(3)
Tangible Common Equity is the difference of shareholders' equity less preferred shares, less the sum of goodwill and core deposit intangible. Tangible Assets are the difference of total assets less the sum of goodwill and core deposit intangible.

(4)	Past due numbers exclude loans classified as nonperforming.

(5)	Nonperforming assets exclude accruing troubled debt restructured loans.

(6)	Ratio is calculated by taking non-interest income as a percentage of net interest income after provision for loan losses plus total non-interest income.

(7)	Certain income and expense amounts in the prior periods have been reclassified based on a change in our mortgage reporting segment.

(8)	Prior period per share amounts have been adjusted to reflect the 1-for-3 reverse stock split.

Yadkin Financial Corporation
Average Balance Sheets and Net Interest Income Analysis (Unaudited)
	Three Months Ended June 30,
	2013				2012
	(Dollars in Thousands)
	Average		Yield/		Average		Yield/
	Balance	Interest	Rate		Balance	Interest	Rate
INTEREST EARNING ASSETS
Total loans (1,2)	$1,325,313	$16,978	5.14%		$1,405,230	$17,980	5.15%
Investment securities	353,837	2,041	2.31%		352,876	2,000	2.28%
Interest-bearing deposits & federal funds sold	17,741	15	0.34%		74,548	46	0.25%
Total average earning assets (1)	1,696,891	19,034	4.50%	(6)	1,832,654	20,026	4.39%	(6)
Non-interest earning assets	123,142				124,972
Total average assets	$1,820,033				$1,957,626

INTEREST BEARING LIABILITIES
Time deposits	$607,172	$1,835	1.21%		$835,120	$3,665	1.77%
Other deposits	674,966	285	0.17%		616,773	440	0.29%
Borrowed funds	99,379	410	1.65%		103,715	480	1.86%
Total interest bearing liabilities	1,381,517	2,530	0.73%	(7)	1,555,608	4,585	1.19%	(7)

Non-interest bearing deposits	251,482				238,370
Other liabilities	11,260				12,278
Total average liabilities	1,644,259				1,806,256

Shareholders' equity	175,774				151,370
Total average liabilities and
shareholders' equity	$1,820,033				$1,957,626

NET INTEREST INCOME/
YIELD (3,4)		$16,504	3.90%			$15,441	3.39%
INTEREST SPREAD (5)			3.76%				3.21%

(1)
Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 35%, reduced by the nondeductible portion of interest expense.

(2)	The loan average includes loans on which accrual of interest has been discontinued.

(3)	Net interest income is the difference between income from earning assets and interest expense.

(4)	Net interest yield is net interest income divided by total average earning assets.

(5)	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

(6)	Interest income for 2013 and 2012 includes $68,000 and $62,000, respectively, of accretion for purchase accounting adjustments related to loans acquired in the merger with American Community.

(7)
Interest expense for 2013 and 2012 includes $9,000 and $79,000, respectively, of accretion for purchase accounting adjustments related to deposits and borrowings acquired in the merger with American Community.